Exhibit 10.6

USA COMPRESSION PARTNERS, LP

2013 LONG-TERM INCENTIVE PLAN

FORM OF EMPLOYEE PHANTOM UNIT AGREEMENT

Pursuant to this Employee Phantom Unit Agreement, dated as of Grant Date identified in the Grant Notice below (this “Agreement”), USA Compression GP, LLC (the “Company”), as the general partner of USA Compression Partners, LP (the “Partnership”), hereby grants to ________________ (the “Participant”) the following award of Phantom Units (“Phantom Units”), pursuant and subject to the terms and conditions of this Agreement and the USA Compression Partners, LP 2013 Long-Term Incentive Plan, as amended (the “Plan”), the terms and conditions of which are hereby incorporated into this Agreement by reference.  The Company, the Partnership, and its and their subsidiaries are collectively referred to as the “USAC Entities” and each a “USAC Entity.”  Except as otherwise expressly provided herein, all capitalized terms used in this Agreement, but not defined, shall have the meanings provided in the Plan.

GRANT NOTICE

Subject to the terms and conditions of this Agreement, the principal features of this Award are as follows:

Number of Phantom Units:  ______ Phantom Units

Grant Date:  __________

Vesting of Phantom Units:  Phantom Units shall vest incrementally with 60% of the Phantom Units vesting on December 5, 20___and the remaining 40% on December 5, 20___, subject in each case to the Participant continuing in Service through the applicable vesting date; provided that the Phantom Units shall be subject to accelerated vesting in certain circumstances as set forth in Section 4 below.

Forfeiture of Phantom Units:  In the event of a cessation (not including any approved leave of absence) of the Participant’s Service for any reason, all Phantom Units that have not vested prior to or in connection with such cessation of Service shall thereupon automatically be forfeited by the Participant without further action and without payment of consideration therefor.

Settlement of Phantom Units:  Upon vesting, the Participant shall be entitled to receive, with respect to each vested Phantom Unit, one (1) Unit as set forth in Section 5 below.

TERMS AND CONDITIONS OF PHANTOM UNITS

1. Grant.  The Company hereby grants to the Participant, as of the Grant Date, an award of Phantom Units in the amount set forth in the Grant Notice above, subject to all of the terms and conditions contained in this Agreement and the Plan.

2. Phantom Units.  Each Phantom Unit shall represent the right to receive, following (i) vesting of such Phantom Unit in accordance with Section 4 below, and (ii) settlement of such Phantom Unit in accordance with Section 5 below, one (1) Unit.  Unless and until a Phantom Unit vests, the Participant will have no right to payment in respect of such Phantom Unit.  Prior to settlement of any vested Phantom Unit, such Phantom Unit will represent an unsecured obligation of the Partnership, payable (if at all) only from the general assets of the Partnership.

3. Distribution Equivalent Rights. Each Phantom Unit granted hereunder is hereby granted in tandem with a corresponding Distribution Equivalent Right (a “DER”), which shall remain outstanding from the Grant Date until the earlier of the settlement, as described in Section 5 below, or forfeiture of the related Phantom Unit.  Each DER shall entitle the Participant to receive payments, subject to and in accordance with this Agreement, in an amount equal to any distributions made by the Partnership following the Grant Date and while the DER is outstanding in respect of the Unit underlying the Phantom Unit to which such DER relates, which amounts shall be paid to the Participant promptly following the date each such distribution is made by the Partnership to its unitholders but not later than March 15 of the calendar year in which such distribution is made, subject to any tax withholding.  Upon the forfeiture or settlement of an underlying Phantom Unit, the associated DER will automatically expire and no further payments shall be made with respect to such DER, except with respect to amounts not yet paid with respect to distributions made by the Partnership to its unitholders prior to the date of such forfeiture or settlement.

4. Vesting and Forfeiture.
(a) Vesting. Subject to remaining provisions in this Section 4, the Phantom Units shall vest in such amounts and at such times as are set forth in the Grant Notice above.

(b) Death or Disability. No portion of the Phantom Units shall be forfeited as a result of the occurrence, prior to the end of the Restricted Period, of the Participant’s death or Disability.  Instead, in the event of the Participant’s death or Disability, one hundred percent (100%) of the then-unvested Phantom Units shall vest in full immediately prior to such death or Disability.

(c) Qualified Retirement.  If the Participant has at least ten years of Service on the date the Participant terminates employment with the Partnership, or one of its affiliates or subsidiaries, voluntarily due to retirement, the Participant will be eligible for the accelerated vesting of this Award per the following schedule:

•

If the Participant is age 65-68 on the Participant’s termination date, then 40% of the remaining unvested Phantom Units under this Agreement at the time of the Participant’s retirement shall be vested on that date.

•

If the Participant is over age 68 on the Participant’s termination date, then 50% of the remaining unvested Phantom Units under this Agreement at the time of the Participant’s retirement shall be vested on that date.

(d) Change in Control.   If a Change in Control, as that term is defined from time to time under the Plan, occurs after the Grant Date, then 100% of the then-unvested Phantom Units shall vest in full as of immediately prior to such event.

(e) Forfeiture.  Notwithstanding the foregoing, and except as provided in this Section 4 above, in the event of a cessation (not including any approved leave of absence) of the Participant’s Service for any reason, all Phantom Units that have not vested prior to or in connection with such cessation of Service shall thereupon automatically be forfeited by the Participant without further action and without payment of consideration therefor.  No portion of the Phantom Units which has not become vested at the date of the Participant’s cessation (not including any approved leave of absence) of Service shall thereafter become vested.

5. Settlement of Phantom Units.  The Company or the Partnership shall deliver or cause to be delivered to the Participant (or in the event of the Participant’s death, to the Participant’s estate) one whole Unit for each vested Phantom Unit, subject to applicable tax withholdings, as soon as reasonably practical following the date on which such Phantom Units vest.    For purposes of the preceding sentence, if a Participant is eligible to separate from Service due to a Qualified Retirement then (i) the Participant shall only receive payment following the Participant’s separation from Service, and (ii) such payment shall be subject to the delayed payment provision in Section 15(b) below.  In lieu of the foregoing, the Committee may elect in its discretion to pay the Phantom Units in cash equal to the Fair Market Value of the Units that would otherwise be distributed as of the date of vesting.

6. Rights as a  Unit Holder.  Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a holder of Units in respect of any Units that may become deliverable hereunder unless and until certificates representing such Units shall have been issued or recorded in book entry form on the records of the Partnership or its transfer agents or registrars, and delivered in certificate or book entry form to the Participant or any person claiming under or through the Participant.

7. Partnership Agreement.  Units issued upon payment of the Phantom Units shall be subject to the terms of the Plan and the Partnership Agreement.  Upon the issuance of Units to the Participant, the Participant shall, automatically and without further action on his or her part, (i) be admitted to the Partnership as a Limited Partner (as defined in the Partnership Agreement) with respect to the Units, and (ii) become bound, and be deemed to have agreed to be bound, by the terms of the Partnership Agreement.

8. No Right to Continued Employment.  Nothing in this Agreement or in the Plan shall be construed as giving the Participant the right to be retained in the employ or service of the Company or any Affiliate thereof or establish standards regarding the termination from employment of the Participant.  Furthermore, the Company and its Affiliates may at any time dismiss the Participant from employment or consulting free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or any other written agreement between the Participant and the Company or an Affiliate thereof.

9. Confidentiality and Access to Confidential Information

(a) Participant’s Receipt of and Access to Confidential Information and Protected Relationships.  In connection with Participant’s Service to one or more of the USAC Entities, such USAC Entities have provided and will continue to provide Participant access to, and/or allow Participant the opportunity to develop, confidential information of the USAC Entities, including certain information pertaining to the USAC Entities’ past, current, and future:  business plans, corporate opportunities, operations, acquisition, merger or sale strategies; production, product development, product names and marks; marketing, costs, pricing, financial performance, business plans, and strategic plans; financial statements and all information relating to financial activities, assets, and liabilities; operation or production procedures or results; trade secrets; partners, partnership or other business arrangements or agreements with third parties; customers including their identities, contact persons, sales volumes, preferences, requirements, history, and contracts; and technical information, including equipment, drawings, blueprints, services and processes, along with any other information relating to the USAC Entities’ business that is treated by the USAC Entities as confidential (all of the foregoing collectively, “Confidential Information”).  The USAC Entities will also provide Participant access to, and the opportunity to develop, business relationships with the USAC Entities’ customers, clients, and partners with whom the USAC Entities have developed goodwill and to which Participant would not otherwise have access (collectively, “Protected Relationships”).  Participant acknowledges and agrees that even if Participant creates or adds to any Confidential Information or Protected Relationships, Participant is being compensated to do so under Participant’s Service with the USAC Entities and any such information is and will remain the property of the USAC Entities.

(b) Participant’s Obligations of Non-Use and Non-Disclosure.    Participant acknowledges that the business of the USAC Entities is highly competitive and that the Confidential Information and opportunity to develop Protected Relationships are valuable, special, and unique assets of the USAC Entities which they use in their business to obtain a competitive advantage over their competitors which do not know or use this information.  Participant further acknowledges that protection of the Confidential Information and Protected Relationships against unauthorized disclosure and use is of critical importance to the USAC Entities in maintaining their competitive position.  Accordingly, Participant hereby agrees that Participant will not, at any time during or after Participant’s Service to any of the USAC Entities, make any unauthorized disclosure of any Confidential Information or make any use thereof or of the Protected Relationships, except for the benefit of, and on behalf of, the USAC Entities.

(c) Third-Party Information.  Participant acknowledges that, as a result of Participant’s Service, Participant has had and will continue to have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, clients, vendors, suppliers, partners, joint venturers, and the like, of the USAC Entities.  Participant agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information.

(d) Return of Documents and Electronic Data.  All written or electronic or other data or materials, records and other documents made by, or coming into the possession of, Participant during the period of Participant’s Service which contain or disclose the Confidential Information and/or Protected Relationships shall be and remain the property of the USAC Entities.  Upon request, and in any event without request upon termination of Participant’s Service for any reason, Participant shall promptly shall deliver the same, and all copies, derivatives and extracts thereof, to the USAC Entities.

(e) Restriction Limitations.  Notwithstanding the foregoing or anything herein to the contrary, Participant acknowledges and agrees that (i) nothing contained in this Agreement will prohibit Participant from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (ii) nothing in this Agreement is intended to or will prevent Participant from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Participant’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and (iii) pursuant to 18 USC Section 1833(b), Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10.	Non-Solicitation

(a) Consideration for Restrictive Covenants.  The restrictive covenants contained in this Section 10 are supported by consideration to Participant from the USAC Entities as specified in this Agreement, including, but not limited to, the consideration provided in Sections 1 and 9.  Participant agrees that the restrictive covenants contained in this Section 10 are in exchange for the consideration specified herein, as a material incentive for the Partnership to enter into this Agreement, to help enforce Participant’s agreement not to use or disclose Confidential Information and Protected Relationships as set forth in Section 9, and to protect the USAC Entities’ goodwill which Participant will help develop during Participant’s period of Service.

(b) Non-Solicitation of Employees.  During the Restrictive Covenant Period (as defined below), Participant shall not, on Participant’s own behalf or on behalf of any other person, partnership, entity, association, or corporation, hire or seek to hire any employee of the USAC Entities or in any other manner attempt directly or indirectly to influence, induce, or encourage any employee of the USAC Entities to leave the employment of the USAC Entities, nor shall Participant use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses, or personal telephone numbers of any employees of the USAC Entities for the purpose of soliciting such employee for potential employment or services on behalf of any person or entity other than the USAC Entities.

(c) Non-Solicitation of Customers, Vendors, and Business Partners.  During the Restrictive Covenant Period, Participant shall not, on Participant’s own behalf or on behalf of any other person, partnership, entity, association, or corporation, directly or indirectly:

i. influence, induce, solicit or encourage any potential or actual customer, actual vendor, or actual business partner of the USAC Entities  to abandon, reduce, or materially change its business relationship with the USAC Entities, or

ii. provide products or services related to the Restricted Business (as defined below) to any potential or actual customer or actual business partner of the USAC Entities.

During the post-Service period of the Restrictive Covenant Period, this Section 10(c) shall only restrict Participant’s activities with respect to (i) actual or potential customers and actual business partners of the USAC Entities with whom Participant had direct contact or business dealings or indirect contact or business dealings (through the supervision of other employees) in the twenty-four (24) months preceding the termination of Participant’s Service for any reason, or (ii) actual or potential customers and actual business partners of the USAC Entities about whom Participant learned Confidential Information in the twenty-four (24) months preceding the termination of Participant’s Service for any reason.

(d) Definitions.

i. Restricted Business. The Restricted Business is defined as the products and services provided or proposed to be provided by the USAC Entities during Participant’s Service and which Participant (i) was directly involved or indirectly involved through the supervision of other employees; or (ii) about which Participant received Confidential Information.

ii. Restrictive Covenant Period.  The Restrictive Covenant Period is defined as the period of time during Participant’s Service to any USAC Entity and continuing for one (1) year after the date Participant is no longer employed by or providing Services to any of the USAC Entities, regardless of the reason for the termination of Participant’s Service and regardless of whether Participant’s Service was terminated by Participant or the USAC Entities.

(e) Reasonableness of Restrictions; Breach and Reformation. Participant understands and agrees that the restrictions and obligations upon Participant contained in this Agreement are material to the USAC Entities and that this Agreement would not be entered into without these promises from Participant.  Participant acknowledges that these restrictions and obligations do not terminate when Participant’s Service terminates.  Participant understands that the restrictions in Sections 9 and 10 of this Agreement may limit Participant’s ability to engage in a business similar to or competitive with the USAC Entities, but acknowledges that Participant will receive sufficient consideration from the USAC Entities under this Agreement to justify such restrictions.  Participant further acknowledges that the foregoing restrictions and obligations do not prevent Participant from earning a living with the skills and experience Participant currently possesses.  Participant acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by Participant, and, as such, the USAC Entities shall be entitled to enforce their rights under this Agreement by injunctive relief in addition to all remedies available at law or in equity.  It is expressly understood and agreed that Partnership and Participant consider the restrictions and obligations upon Participant contained in this Section 10 to constitute reasonable restraints as to time, geography, and activities involved, and to be necessary for the purposes of preserving and protecting the goodwill, Confidential Information, Protected Relationships, and other legitimate business interests of the USAC Entities.  Nevertheless, if any covenant contained in this Section 10 is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the legitimate business interests of the USAC Entities, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the legitimate business interests of the USAC Entities.  Participant hereby expressly waives, and agrees not to assert, any challenge to any restrictive covenant in this Agreement premised upon insufficiency of consideration, over breadth or unreasonableness, or that any provisions of this Agreement are otherwise void, voidable, or unenforceable or should be voided or held unenforceable.

(f) Clawback.  If the Participant violates the terms of this Section 10, the violation shall be deemed an Act of Misconduct under the Plan and the Phantom Units, DERs, and Units issuable hereunder, whether vested or unvested and whether or not previously issued, shall be subject to the clawback described in Section 8(o) of the Plan only to the extent that the violation resulted in actual demonstrable harm to one or more of the USAC Entities.

11. Non-Disparagement.  The Participant agrees to refrain from making any oral or written statements to a third party about any of: (i) the USAC Entities; or (ii) Energy Transfer LP, Energy Transfer Operating, L.P., or any of its or their affiliates or successors (collectively, the “Energy Transfer Entities”), that are slanderous, libelous or defamatory with the effect of damaging the business or reputation of the USAC Entities or the Energy Transfer Entities.  If the Participant violates the terms of this Section 11 the violation shall be deemed an Act of Misconduct under the Plan and the Phantom Units, DERs, and Units issuable hereunder, whether vested or unvested and whether or not previously issued, shall be subject to the clawback described in Section 8(o) of the Plan only to the extent that the violation resulted in actual demonstrable harm to one or more of the USAC Entities or Energy Transfer Entities.

12. Severability.  If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.

13. Tax Consultation.  None of the Board, the Committee, the Company or the Partnership has made any warranty or representation to Participant with respect to the income tax consequences of the issuance of the Phantom Units, the DERs, the Units or the transactions contemplated by this Agreement, and the Participant represents that he or she is in no manner relying on such entities or their representatives for tax advice or an assessment of such tax consequences.  The Participant understands that the Participant may suffer adverse tax consequences in connection with the Phantom Units and DERs granted pursuant to this Agreement.  The Participant represents that the Participant has consulted with any tax consultants that the Participant deems advisable in connection with the Phantom Units and DERs.

14. Amendments, Suspension and Termination.  Solely to the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee.  Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Partnership and the Participant.

15. Code Section 409A.

(a) General. This Agreement is intended to comply with the provisions of Section 409A of the Code (“Section 409A”) and this Agreement and the Plan shall, to the extent practicable, be construed in accordance therewith.  Terms defined in this Agreement and the Plan shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.

(b) Delayed Payment Rule.  If and to the extent any portion of any payment provided to the Participant under this Agreement in connection with the Participant’s “separation from service” (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is a “specified employee” (as defined in Section 409A(a)(2)(B)(i)), as determined by the Company and the Partnership in accordance with the procedures separately adopted by the Company and the Partnership for this purpose, by which determination the Participant, as a condition to accepting benefits under this Agreement and the Plan, agrees to be bound, such portion of the Phantom Units and, if applicable DERs, to be delivered on a vesting date shall not be delivered before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (ii) the tenth (10th) day after the date of the Participant’s death (as applicable, the “New Payment Date”).  Any amount that is otherwise payable within the six (6) month period described in the preceding sentence, will be aggregated and paid in a lump sum without interest.  In addition, if a distribution is paid by the Partnership with respect to its common units during the six month period between the Participant’s separation from service and the New Payment Date, the Partnership shall calculate the distribution amount that the Participant would have received with respect to each Phantom Unit that is not settled through delivery of a common unit pursuant to this Section 15 during the six (6) month delay period and shall pay such amount, without interest, to the Participant on the New Payment Date.

(c) Separate Payments, No Acceleration. For purposes of Section 409A, each payment or settlement of any portion of the Phantom Units under this Agreement shall be treated as a separate payment of compensation.  None of the Company, the Partnership nor the Participant shall have the right to accelerate or defer the delivery of any such Phantom Units except to the extent specifically permitted or required by Section 409A.

(d) No Representation.  The Company and the Partnership make no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

16. Adjustments; Clawback.  The Participant acknowledges that the Phantom Units are subject to modification and forfeiture in certain events as provided in this Agreement and Section 7 of the Plan.  The Participant further acknowledges that the Phantom Units, DERs and Units issuable hereunder, whether vested or unvested and whether or not previously issued, are subject to clawback as provided in Section 8(o) of the Plan.

17. Successors and Assignability.    This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the USAC Entities.  Participant acknowledges and agrees that this Agreement is assignable by the USAC Entities without Participant’s further consent.  Subject to the restrictions on transfer contained herein, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

18. Governing Law.  THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS INSTRUMENT SHALL BE GOVERNED EXCLUSIVELY BY, AND DETERMINED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPALS THEREOF), EXCEPT TO THE EXTENT PRE-EMPTED BY FEDERAL LAW, WHICH SHALL GOVERN..

19. Headings.  Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

20. Forfeiture.  The Award granted under this Agreement shall automatically be deemed forfeited by the Participant on _______ unless prior to such date the Participant shall have executed and delivered to the Partnership (i) this Agreement and (ii) an NDA and Assignment in favor of the Partnership (except that (ii) is not required for Participants who already have entered into (a) a written employment agreement with the Partnership, one of its subsidiaries or USA Compression Management Services, LLC or (b) a Nondisclosure and Assignment of Inventions Agreement in form satisfactory to the Partnership).

21. Entire Agreement.    This Agreement, together with the Plan, constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement and embodies the entire understanding of the parties with respect to the subject matter hereof; provided,  however that this Agreement supplements and does not modify or supersede any other agreements Participant has with the USAC Entities or any other obligations of Participant to the USAC Entities relating to assignment of intellectual property, non-disparagement, non-disclosure, non-competition, or non-solicitation.

[Signature page follows]

The Participant’s signature below indicates the Participant’s agreement with and understanding that this Award is subject to all of the terms and conditions contained in the Plan and in this Agreement, and that, in the event that there are any inconsistencies between the terms of the Plan and the terms of this Agreement, the terms of this Agreement shall control.  The Participant further acknowledges that the Participant has read and understands the Plan and this Agreement, which contains the specific terms and conditions of this grant of Phantom Units.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

USA COMPRESSION PARTNERS, LP
a Delaware limited partnership

By:  USA Compression GP, LLC
Its:   General Partner

By:__________________________________
Name:
Title:

“PARTICIPANT”

____________________________________
EMPLOYEE*****************